EXHIBIT

                     	DRILLING AND OPERATING AGREEMENT
                	ATLAS-ENERGY FOR THE NINETIES-PUBLIC #4 LTD.
                        Closing Date December 27, 1995


	INDEX

Section	Page

1.	Assignment of Well Locations; Representations; Designation of
Additional Well Locations;
  Outside Activities	1

2.	Drilling of Wells; Interest of Developer;  Right of Substitution	2

3.	Operator - Responsibilities in General; Term	3

4.	Operator's Charges for Drilling and Completing Wells; Completion
Determination	3

5.	Title Examination of Well Locations; Liability for Title Defects	4

6.	Operations Subsequent to Completion of the Wells; Price
Determinations; Plugging and Abandonment	4

7.	Billing and Payment Procedure with Respect to Operation of Wells;
Records, Reports and Information	6

8.	Operator's Lien	6

9.	Successors and Assigns; Transfers; Appointment of Agent	7

10.	Insurance; Operator's Liability	7

11.	Internal Revenue Code Election, Relationship of Parties; Right to Take
Production in Kind	8

12.	Force Majeure	8

13.	Term	9

14.	Governing Law and Invalidity	9

15.	Integration	9

16.	Waiver of Default or Breach	9

17.	Notices	9

18.	Interpretation	10

19.	Counterparts	10

Signature Page	10

Exhibit A	Description of Leases and Initial Well Locations
Exhibits A-l	Maps of Initial Well Locations

	DRILLING AND OPERATING AGREEMENT

THIS AGREEMENT made this 27 day of December, 1995, by and between ATLAS RESOURCES, INC., a Pennsylvania corporation (hereinafter referred to as "Atlas" or "Operator"),

	and

ATLAS-ENERGY FOR THE NINETIES-PUBLIC #4 LTD., a Pennsylvania limited partnership, (hereinafter referred to as the "Developer").

	WITNESSETH THAT:

WHEREAS, Atlas, by virtue of the Oil and Gas Leases (the "Leases") described on Exhibit A attached hereto and made a part hereof, has certain rights to develop the 32 initial well locations identified on the maps attached hereto as Exhibits A
(the "Initial Well Locations");

WHEREAS, the Developer, subject to the terms and conditions hereof, desires to acquire certain of Atlas' rights to develop the aforesaid 32
Initial Well Locations and to provide for the development upon the terms and conditions herein set forth of additional well locations ("Additional Well Locations") which the parties may from time to time designate; and

WHEREAS, Operator is in the oil and gas exploration and development business, and the Developer desires that Operator, as its independent contractor, perform certain services in connection with its efforts to develop the aforesaid Initial and Additional Well Locations (hereinafter collectively referred to as the "Well Locations") and to operate the wells completed thereon, on the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Assignment of Well Locations; Representations; Designation of
Additional Well Locations; Outside Activities.

(a)	Atlas shall execute an assignment of an undivided percentage of
Working Interest in the Well Location acreage for each well to the Developer as shown on Exhibit A attached hereto, which assignment shall be limited to a depth from the surface to the top of the Queenston formation in Mercer County, Pennsylvania. The assignment shall be substantially in the form of Exhibit B attached hereto and made a part hereof. The amount of acreage included in each Initial Well Location and the configuration thereof are indicated on the maps attached hereto as Exhibits A through
 . The amount of acreage included in each Additional Well Location and the configuration thereof shall be indicated on the maps to be attached as exhibits to the applicable addendum as provided in sub-section (c) below.

(b)	As of the date hereof, Atlas represents and warrants to the Developer that Atlas is the lawful owner of said Lease and rights and interest thereunder and of the personal property thereon or used in connection therewith; that Atlas has good right and authority to sell and convey the same, and that said rights, interest and property are free and clear from all liens and encumbrances, and that all rentals and royalties due and payable thereunder have been duly paid. The foregoing representations and warranties shall also be made by Atlas at the time of each recorded assignment of the acreage included in each Initial Well Location and at the time of each recorded assignment of the acreage included in each Additional Well Location designated pursuant to sub-section (c) below, such representations and warranties to be included in each recorded assignment substantially in the manner set forth in the form of assignment attached hereto and made a part hereof as Exhibit B. Atlas agrees to indemnify, protect and hold the Developer and its successors and assigns harmless from and against all costs (including but not limited to reasonable attorneys' fees), liabilities, claims, penalties, losses, suits, actions, causes of action, judgments or decrees resulting from the breach of any of the aforesaid representations and warranties. It is understood and agreed that, except as specifically set forth above, Atlas makes no warranty or representation, express or implied, as to its title or the title of the lessors in and to the lands or oil and gas interests covered by said
Leases.

(c)	In the event that the parties hereto desire to designate Additional
Well Locations to be developed in accordance with the terms and conditions of this Agreement, each of said parties shall execute an addendum substantially in the form of Exhibit C attached hereto and made a part hereof specifying the undivided percentage of Working Interest and the Oil and Gas Leases to be included as Leases hereunder, specifying the amount and configuration of acreage included in each such Additional Well Location on maps attached as exhibits to such addendum and setting forth their agreement that such Additional Well Locations shall be developed in accordance with the terms and conditions of this Agreement.

(d)	It is understood and agreed that the assignment of rights under the
Leases and the oil and gas development activities contemplated by this Agreement relate only to the Initial Well Locations described herein and to the Additional Well Locations designated pursuant to sub-section (c) above. Nothing contained in this Agreement shall be interpreted to restrict in any manner the right of each of the parties hereto to conduct without the participation of any other party hereto any additional activities relating to exploration, development, drilling, production or delivery of oil and gas on lands adjacent to or in the immediate vicinity of the aforesaid Initial and Additional Well Locations or elsewhere.

2.	Drilling of Wells; Interest of Developer; Right of Substitution.

(a)	Operator, as Developer's independent contractor, agrees to drill, complete (or plug) and operate 32 natural gas wells on the 32 Initial Well Locations in accordance with the terms and conditions of this Agreement, and Developer, as a minimum commitment, agrees to participate in and pay the Operator's charges for drilling and completing the wells and any extra costs pursuant to Section 4 hereof in proportion to the share of the Working Interest owned by the Developer in the wells with respect to all 32 initial wells, it being expressly understood and agreed that, subject to sub-section (e) below, Developer does not reserve the right to decline participation in the drilling of any of the 32) initial wells to be drilled hereunder.

(b)	Operator will use its best efforts to commence drilling the first well within thirty (30) days after the date of this Agreement and to commence the drilling of each of said 32 initial wells for which payment is made pursuant to Section 4(b) of this Agreement, on or before March 30, 1996. Subject to the foregoing time limits, Operator shall determine the timing of and the order of the drilling of said 32
 Initial Well Locations.

(c)	The 32 initial wells to be drilled on the Initial
Well Locations designated pursuant to this Agreement and any additional wells drilled hereunder on any Additional Well Locations designated pursuant to Section l(c) above shall be drilled and completed (or plugged) in accordance with the generally accepted and customary oil and gas field practices and techniques then prevailing in the geographical area of the Well Locations and shall be drilled to a depth sufficient to test thoroughly the objective formation or the deepest assigned depth, whichever is less.

(d)	Except as otherwise provided herein, all costs, expenses and liabilities incurred in connection with the drilling and other operations and activities contemplated by this Agreement shall be borne and paid, and all wells, gathering lines of up to approximately 1,500 feet on the Prospect, equipment, materials, and facilities acquired, constructed or installed hereunder shall be owned, by the Developer in proportion to the share of the Working Interest owned by the Developer in the wells. Subject to the payment of lessor's royalties and other royalties and overriding royalties, if any, production of oil and gas from the wells to be drilled hereunder shall be owned by the Developer in proportion to the share of the Working Interest owned by the Developer in the wells.

(e)	Notwithstanding the provisions of sub-section (a) above, in the event the Operator or Developer determines in good faith, with respect to any Well Location, before operations commence hereunder with respect to such Well Location, based upon the production (or failure of production) of any other wells which may have been recently drilled in the immediate area of such Well Location, or upon newly discovered title defects, or upon such other evidence with respect to the Well Location as may be obtained, that it would not be in the best interest of the parties hereto to drill a well on such Well Location, then the party making the determination shall notify the other party hereto of such determination and the basis therefor and, unless otherwise instructed by Developer, such well shall not be drilled.
If such well is not drilled, Operator shall promptly propose a new well location (including such information with respect thereto as Developer may reasonably request) within Pennsylvania or Ohio to be substituted for such original Well Location and Developer shall thereafter have the option for a period of seven (7) business days to either reject or accept the proposed new well location. If the new well location is rejected, Operator shall promptly propose another substitute well location pursuant to the provisions hereof. Once the Developer accepts a substitute well location or does not reject it within said seven (7) day period, this Agreement shall terminate as to the original Well Location and the substitute well location shall become subject to the terms and conditions hereof.


3.	Operator - Responsibilities in General; Term.

(a)	Atlas shall be the Operator of the wells and Well Locations subject to this Agreement and, as the Developer's independent contractor, shall, in addition to its other obligations hereunder, (i) make the necessary arrangements for the drilling and completion of wells and the installation of the necessary gas gathering line systems and connection facilities; (ii) make the technical decisions required in drilling, testing, completing and operating such wells; (iii) manage and conduct all field operations in connection with the drilling, testing, completing, equipping, operating and producing of the wells; (iv) maintain all wells, equipment, gathering lines and facilities in good working order during the useful life thereof; and
(v) perform the necessary administrative and accounting functions. In the performance of work contemplated by this Agreement, Operator is an independent contractor with authority to control and direct the performance of the details of the work.

(b)	Operator covenants and agrees that (i) it shall perform and carry on
(or cause to be performed and carried on) its duties and obligations hereunder in a good, prudent, diligent and workmanlike manner using technically sound, acceptable oil and gas field practices then prevailing in the geographical area of the aforesaid Well Locations; (ii) all drilling and other operations conducted by, for and under the control of Operator hereunder shall conform in all respects to federal, state and local laws, statutes, ordinances, regulations, and requirements; (iii) unless otherwise agreed in writing by the Developer, all work performed hereunder pursuant to a written estimate shall conform to the technical specifications set forth in such written estimate and all equipment and materials installed or incorporated in the wells and facilities hereunder shall be new or used and of good quality; (iv) in the course of conducting operations hereunder, it shall comply with all terms and conditions of the Leases (and any related assignments, amendments, subleases, modifications and supplements) other than any minimum drilling commitments contained therein; (v) it shall keep the Well Locations subject to this Agreement and all wells, equipment and facilities located thereon, free and clear of all labor, materials and other liens or encumbrances arising out of operations hereunder; (vi) it shall file all reports and obtain all permits and bonds required to be filed with or obtained from any governmental authority or agency in connection with the drilling or other operations and activities which are the subject of this Agreement; and (vii) it will provide competent and experienced personnel to supervise the drilling, completing (or plugging), and operating of the wells and use the services of competent and experienced service companies to provide any third party services necessary or appropriate in order to perform its duties hereunder.

(c)	Atlas shall serve as Operator hereunder until the earliest of (i) the termination of this Agreement pursuant to Section 13 hereof; (ii) the termination of Atlas as Operator by the Developer which may be effected by the Developer at any time in its discretion, with or without cause; upon sixty (60) days advance written notice to the Operator; or (iii) the resignation of Atlas as Operator hereunder which may occur upon ninety (90) days' written notice to the Developer at any time after five (5) years from the date hereof, it being expressly understood and agreed that Atlas shall have no right to resign as Operator hereunder prior to the expiration of the aforesaid five-year period. Any successor Operator hereunder shall be selected by the Developer. Nothing contained in this sub-section (c) shall relieve or release Atlas or the Developer from any liability or obligation hereunder which accrued or occurred prior to Atlas' removal or resignation as Operator hereunder. Upon any change in Operator pursuant to this provision, the then present Operator shall deliver to the successor
Operator possession of all records, equipment, materials and appurtenances used or obtained for use in connection with operations hereunder and owned by the Developer.

4.	Operator's Charges for Drilling and Completing Wells; Completion
Determination

(a)	All natural gas wells which are drilled and completed hereunder shall be drilled and completed on a footage basis for a price of $36.36 per foot to the depth of the well at its deepest penetration as recorded by Operator. The aforesaid footage price for each of said natural gas wells shall be set forth in an AFE which shall be attached to this Agreement as an Exhibit, and shall cover all ordinary costs which may be incurred in drilling and completing each such well for production of natural gas, including without limitation, site preparation, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, equipment and materials, costs of title examination, logging, cementing, fracturing, casing, meters (other than utility purchase meters), connection facilities, salt water collection tanks, separators, siphon string, rabbit, tubing, an average of 1,500 feet of gathering line per well, geological and engineering services and completing two (2) zones; provided, that such footage price shall not include the cost of (i) completing more than two (2) zones; (ii) completion procedures, equipment, or any facilities necessary or appropriate for the production and sale of oil and/or natural gas liquids; and (iii) equipment or materials necessary or appropriate to collect, lift or dispose of liquids for efficient gas production, except that the cost of saltwater collection tanks, separators, siphon string and tubing shall be included in the aforesaid footage price. Any such extra costs shall be billed to Developer in proportion to the share of the Working Interest owned by the Developer in the wells on a direct cost basis equal to the sum of (i) Operator's invoice costs of third party services performed and materials and equipment purchased plus ten percent (10%) to cover supervisory services and overhead; and (ii) Operator's standard charges for services performed directly by it.

(b)	In order to enable Operator to commence site preparation for
32 initial wells, to obtain suitable subcontractors for the drilling and completion of such wells at currently prevailing prices, and to insure the availability of equipment and materials, the Developer shall pay to Operator, in proportion to the share of the Working Interest owned by the Developer in the wells, one hundred percent (100%) of the estimated price for all 32 initial wells upon execution of this Agreement, such payment to be nonrefundable in all events, except that Developer shall not be required to pay completion costs prior to the time that a decision is made that the well warrants a completion attempt and Atlas' share of such payments as Managing General Partner of the Developer shall be paid within five (5) business days of notice from Operator that such costs have been incurred. With respect to each additional well drilled on the Additional Well Locations, if any, Developer shall pay Operator, in proportion to the share of the Working Interest owned by the Developer in the wells, one hundred percent (100%) of the estimated price for such well upon execution of the applicable addendum pursuant to Section l(c) above, except that Developer shall not be required to pay completion costs prior to the time that a decision is made that the well warrants a completion attempt and Atlas' share of such payments as Managing General Partner of the Developer shall be paid within five (5) business days of notice from Operator that such costs have been incurred. With respect to each well, Developer shall pay to Operator, in proportion to the share of the Working Interest owned by the Developer in the wells, all other costs for such well within five (5) business days of receipt of notice from Operator that such well has been drilled to the objective depth and logged and is to be completed. Developer shall pay, in proportion to the share of the Working Interest owned by the Developer in the wells, any extra costs incurred with respect to each well pursuant to sub-section (a) above within ten (10) business days of its receipt of Operator's statement therefor.

(c)	Operator shall determine whether or not to run the production casing for an attempted completion or to plug and abandon any well drilled hereunder; provided, however, that a well shall be completed only if Operator has made a good faith determination that there is a reasonable possibility of obtaining commercial quantities of oil and/or gas.

(d)	If Operator determines at any time during the drilling or attempted completion of any well hereunder, in accordance with the generally accepted and customary oil and gas field practices and techniques then prevailing in the geographic area of the well location, that such well should not be completed, it shall promptly and properly plug and abandon the same. In such event, such well shall be deemed a dry hole and the dry hole footage price for each well drilled hereunder shall be $20.22 per foot multiplied by the depth of the well, as specified in sub-section (a) above, and shall be charged to the Developer in proportion to the share of the Working Interest owned by the Developer in the well. Any amounts paid by the Developer with respect to such dry hole which exceed the aforesaid dry hole footage price shall be retained by Operator and shall be applied to the costs for an additional well or wells to be drilled on the Additional Well Locations.

5.	Title Examination of Well Locations; Liability for Title Defects.

(a)	The Developer hereby acknowledges that Operator has furnished
Developer with the title opinions identified on Exhibit A, and other documents and information which Developer or its counsel has requested in order to determine the adequacy of the title to the Initial Well Locations and leased premises subject to this Agreement. The Developer hereby accepts the title to said Initial Well Locations and leased premises and acknowledges and agrees that, except for any loss, expense, cost or liability caused by the breach of any of the warranties and representations made by Atlas in Section l(b) hereof, any loss, expense, cost or liability whatsoever caused by or related to any defect or failure of such title shall be the sole responsibility of and shall be borne entirely by the Developer.

(b)	Prior to commencing the drilling of any well on any Additional Well
Location designated pursuant to this Agreement, Operator shall conduct, or cause to be conducted, a title examination of such Additional Well Location, in order to obtain appropriate abstracts, opinions and certificates and other information necessary to determine the adequacy of title to both the applicable Lease and the fee title of the lessor to the premises covered by such Lease. The results of such title examination and such other information as is necessary to determine the adequacy of title for drilling purposes shall be submitted to the Developer for its review and acceptance, and no drilling shall be commenced until such title has been accepted in writing by the Developer. After any title has been accepted by the Developer, any loss, expense, cost or liability whatsoever, caused by or related to any defect or failure of such title shall be the sole responsibility of and shall be borne entirely by the Developer, unless such loss, expense, cost or liability was caused by the breach of any of the warranties and representations made by Atlas in Section l(b) of this Agreement.

6.	Operations Subsequent to Completion of the Wells; Price
Determinations; Plugging and Abandonment.

(a)	Commencing with the month in which a well drilled hereunder begins to produce, Operator shall be entitled to an operating fee of $275 per month for each well being operated under this Agreement, proportionately reduced to the extent the Developer owns less than 100% of the Working Interest in the wells, in lieu of any direct charges by Operator for its services or the provision by Operator of its equipment for normal superintendence and maintenance of such wells and related pipelines and facilities. Such operating fees shall cover all normal, regularly recurring operating expenses for the production, delivery and sale of natural gas, including without limitation well tending, routine maintenance and adjustment, reading meters, recording production, pumping, maintaining appropriate books and records, preparing reports to the Developer and government agencies, and collecting and disbursing revenues, but shall not cover costs and expenses related to the (i) production and sale of oil, (ii) collection and disposal of salt water or other liquids produced by the wells, (iii) rebuilding of access roads, and (iv) purchase of equipment, materials or third party services, which, subject to the provisions of sub-section (c) of this Section 6, shall be paid by the Developer in proportion to the share of the Working Interest owned by the Developer in the wells. Any well which is temporarily abandoned or shut-in continuously for the entire month shall not be considered a producing well for purposes of determining the number of wells in such month subject to the aforesaid operating fee.

(b)	The monthly operating fee set forth in sub-section (a) above may in the following manner be adjusted annually as of the first day of January (the "Adjustment Date") each year beginning January l, 1997. Such adjustment, if any, shall not exceed the percentage increase in the average weekly earnings of "Crude Petroleum, Natural Gas, and Natural Gas Liquids" workers, as published by the U.S. Department of Labor, Bureau of Labor Statistics, and shown in Employment and Earnings Publication, Monthly Establishment Data, Hours and Earning Statistical Table C-2, Index Average Weekly Earnings of "Crude Petroleum, Natural Gas, and Natural Gas Liquids" workers, SIC Code #131-2, or any successor index thereto, since January l, 1995, in the case of the first adjustment, and since the previous Adjustment Date, in the case of each subsequent adjustment.

(c)	Without the prior written consent of the Developer, pursuant to a written estimate submitted by Operator, Operator shall not undertake any single project or incur any extraordinary cost with respect to any well being produced hereunder reasonably estimated to result in an expenditure of more than $5,000, unless such project or extraordinary cost is necessary to safeguard persons or property or to protect the well or related facilities in the event of a sudden emergency. In no event, however, shall the Developer be required to pay for any project or extraordinary cost arising from the negligence or misconduct of Operator, its agents, servants, employees, contractors, licensees or invitees. All extraordinary costs incurred and the cost of projects undertaken with respect to a well being produced hereunder shall be billed at the invoice cost of third party services performed or materials purchased together with a reasonable charge by Operator for services performed directly by it, in proportion to the share of the Working Interest owned by the Developer in the wells. Operator shall have the right to require the Developer to pay in advance of undertaking any such project all or a portion of the estimated costs thereof in proportion to the share of the Working Interest owned by the Developer in the wells.

(d)	Developer shall have no interest in the pipeline gathering system, which gathering system shall remain the sole property of Operator and shall be maintained at Operator's sole cost and expense.

(e)	Notwithstanding anything herein to the contrary, the Developer shall have full responsibility for and bear all costs in proportion to the share of the Working Interest owned by the Developer in the wells with respect to obtaining price determinations under and otherwise complying with the Natural Gas Policy Act of 1978 and the implementing state regulations. Such responsibility shall include, without limitation, preparing, filing, and executing all applications, affidavits, interim collection notices, reports and other documents necessary or appropriate to obtain price certification, to effect sales of natural gas, or otherwise to comply with said Act and the implementing state regulations. Operator agrees to furnish such information and render such assistance as the Developer may reasonably request in order to comply with said Act and the implementing state regulations without charge for services performed by its employees.

(f)	The Developer shall have the right to direct Operator to plug and abandon any well which has been completed hereunder as a producer, and Operator shall not plug and abandon any such well prior to obtaining the written consent of the Developer; provided, however, that if Operator in accordance with the generally accepted and customary oil and gas field practices and techniques then prevailing in the geographic area of the well location, determines that any such well should be plugged and abandoned and makes a written request to the Developer for authority to plug and abandon any such well and the Developer fails to respond in writing to such request within forty-five (45) days following the date of such request, then the Developer shall be deemed to have consented to the plugging and abandonment of such well(s). All costs and expenses related to plugging and abandoning the wells which have been drilled and completed as producing wells hereunder shall be borne and paid by the Developer in proportion to the share of the Working Interest owned by the Developer in the wells. At any time after three (3) years from the date each well drilled and completed hereunder is placed into production, Operator shall have the right to deduct each month from the proceeds of the sale of the production from the well operated hereunder up to $200, in proportion to the share of the Working Interest owned by the Developer in the wells, for the purpose of establishing a fund to cover the estimated costs of plugging and abandoning said well. All such funds shall be deposited in a separate interest bearing escrow account for the account of the Developer, and the total amount so retained and deposited shall not exceed Operator's reasonable estimate of such costs.

7.	Billing and Payment Procedure with Respect to Operation of Wells;
Records, Reports and Information.

(a)	Operator shall promptly and timely pay and discharge on behalf of the
Developer, in proportion to the share of the Working Interest owned by the Developer in the wells, all severance taxes, royalties, overriding royalties, operating fees, pipeline gathering charges and other expenses and liabilities payable and incurred by reason of its operation of the wells in accordance with this Agreement and shall pay, in proportion to the share of the Working Interest owned by the Developer in the wells, on or before the due date any third party invoices rendered to Operator with respect to such costs and expenses; provided, however, that Operator shall not be required to pay and discharge as aforesaid any such costs and expenses which are being contested in good faith by Operator. Operator shall deduct the foregoing costs and expenses from the Developer's share of the proceeds of the oil and/or gas sold from the wells operated hereunder and shall keep an accurate record of the Developer's account hereunder, showing expenses incurred and charges and credits made and received with respect to each well. In the event that such proceeds are insufficient to pay said costs and expenses, Operator shall promptly and timely pay and discharge the same, in proportion to the share of the Working Interest owned by the Developer in the wells, and prepare and submit an invoice to the Developer each month for said costs and expenses, such invoice to be accompanied by the form of statement specified in sub-section (b) below.
Any such invoice shall be paid by the Developer within ten (10) business days of its receipt.

(b)	Operator shall disburse to the Developer, on a monthly basis, the
Developer's share of the proceeds received from the sale of oil and/or gas sold from the wells operated hereunder, less (i) the amounts charged to the Developer under sub-section (a) hereof, and (ii) such amount, if any, withheld by Operator for future plugging costs pursuant to sub-section (f) of Section 6. Each such disbursement made and/or invoice submitted pursuant to sub-section (a) above shall be accompanied by a statement itemizing with respect to each well (i) the total production of oil and/or gas since the date of the last disbursement or invoice billing period, as the case may be, and the Developer's share thereof, (ii) the total proceeds received from any sale thereof, and the Developer's share thereof, (iii) the costs and expenses deducted from said proceeds and/or being billed to the Developer pursuant to sub-section (a) above, (iv) the amount withheld for future plugging costs, and (v) such other information as Developer may reasonably request, including without limitation copies of all third party invoices listed thereon for such period. Operator agrees to deposit all proceeds from the sale of oil and/or gas sold from the wells operated hereunder in a separate checking account maintained by Operator, which account shall be used solely for the purpose of collecting and disbursing funds constituting proceeds from the sale of production hereunder.

(c)	In addition to the statements required under sub-section (b) above,
Operator, within seventy-five (75) days after the completion of each well drilled hereunder, shall furnish the Developer with a detailed statement itemizing with respect to such well the total costs and charges under
Section 4(a) hereof and the Developer's share thereof, and such information as is necessary to enable the Developer (i) to allocate any extra costs incurred with respect to such well between tangible and intangible and (ii) to determine the amount of investment tax credit, if applicable.

(d)	Upon request, Operator shall promptly furnish the Developer with such additional information as it may reasonably request, including without limitation geological, technical and financial information, in such form as may reasonably be requested, pertaining to any phase of the operations and activities governed by this Agreement. The Developer and its authorized employees, agents and consultants, including independent accountants shall, at Developer's sole cost and expense, (i) upon at least ten (10) days' written notice have access during normal business hours to all of Operator's records pertaining to operations hereunder, including without limitation, the right to audit the books of account of Operator relating to all receipts, costs, charges and expenses under this Agreement, and (ii) have access, at its sole risk, to any wells drilled by Operator hereunder at all times to inspect and observe any machinery, equipment and operations.

8.	Operator's Lien.

(a)	The Developer hereby grants Operator a first and preferred lien on and security interest in the interest of the Developer covered by this Agreement, and in the Developer's interest in oil and gas produced and the proceeds thereof, and upon the Developer's interest in materials and equipment, to secure the payment of all sums due from Developer to Operator under the provisions of this Agreement.

(b)	In the event that the Developer fails to pay any amount owing hereunder by it to the Operator within the time limit for payment thereof, Operator, without prejudice to other existing remedies, is authorized at its election to collect from any purchaser or purchasers of oil or gas and retain the proceeds from the sale of the Developer's share thereof until the amount owed by the Developer, plus twelve percent (12%) interest on a per annum basis and any additional costs (including without limitation actual attorneys' fees and costs) resulting from such delinquency, has been paid. Each purchaser of oil or gas shall be entitled to rely upon Operator's written statement concerning the amount of any default.

9.	Successors and Assigns; Transfers; Appointment of Agent.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns; provided, however, that Operator may not assign, transfer, pledge, mortgage, hypothecate, sell or otherwise dispose of any of its interest in this Agreement, or any of the rights or obligations hereunder, without the prior written consent of the Developer, except that such consent shall not be required in connection with (i) the assignment of work to be performed for Operator by subcontractors, it being understood and agreed, however, that any such assignment to Operator's subcontractors shall not in any manner relieve or release Operator from any of its obligations and responsibilities under this Agreement, or (ii) any lien, assignment, security interest, pledge or mortgage arising under or pursuant to Operator's present or future financing arrangements, or (iii) the liquidation, merger, consolidation or sale of substantially all of the assets of Operator or other corporate reorganization; and provided, further, that in order to maintain uniformity of ownership in the wells, production, equipment, and leasehold interests covered by this Agreement, and notwithstanding any other provisions to the contrary, the Developer shall not, without the prior written consent of Operator, sell, assign, transfer, encumber, mortgage or otherwise dispose of any of its interest in the wells, production, equipment or leasehold interests covered hereby unless such disposition encompasses either (i) the entire interest of the Developer in all wells, production, equipment and leasehold interests subject hereto or (ii) an equal undivided interest in all such wells, production, equipment, and leasehold interests.

(b)	Subject to the provisions of sub-section (a) above, any sale, encumbrance, transfer or other disposition made by the Developer of its interests in the wells, production, equipment, and/or leasehold interests covered hereby shall be made (i) expressly subject to this Agreement, (ii) without prejudice to the rights of the other party, and (iii) in accordance with and subject to the provisions of the Lease.

(c)	If at any time the interest of the Developer is divided among or owned by co-owners, Operator may, at its discretion, require such co-owners to appoint a single trustee or agent with full authority to receive notices, reports and distributions of the proceeds from production, to approve expenditures, to receive billings for and approve and pay all costs, expenses and liabilities incurred hereunder, to exercise any rights granted to such co-owners under this Agreement, to grant any approvals or authorizations required or contemplated by this Agreement, to sign, execute, certify, acknowledge, file and/or record any agreements, contracts, instruments, reports, or documents whatsoever in connection with this Agreement or the activities contemplated hereby, and to deal generally with, and with power to bind, such co-owners with respect to all activities and operations contemplated by this Agreement; provided, however, that all such co-owners shall continue to have the right to enter into and execute all contracts or agreements for their respective shares of the oil and gas produced from the wells drilled hereunder in accordance with sub-section
(c) of Section 11 hereof.

10.	Insurance; Operator's Liability.

(a)	Operator shall obtain and maintain at its own expense so long as it is
Operator hereunder all required Workmen's Compensation Insurance and comprehensive general public liability insurance in amounts and coverage not less than $1,000,000 per person per occurrence for personal injury or death and $1,000,000 for property damage per occurrence, which insurance shall include coverage for blow-outs and total liability coverage of not less than $10,000,000. Subject to the aforesaid limits, the Operator's general public liability insurance shall be in all respects comparable to that generally maintained in the industry with respect to services of the type to be rendered and activities of the type to be conducted under this Agreement; Operator's general public liability insurance shall, if permitted by Operator's insurance carrier, (i) name the Developer and all of Developer's Investor General Partners as additional insured parties, and
(ii) provide that at least thirty (30) days' prior notice of cancellation and any other adverse material change in the policy shall be given to the Developer and its Investor General Partners; provided, that the Developer shall reimburse Operator for the additional cost, if any, of including it and its Investor General Partners as additional insured parties under the Operator's insurance. Current copies of all policies or certificates thereof shall be delivered to the Developer upon request. It is understood and agreed that Operator's insurance coverage may not adequately protect the interests of the Developer hereunder and that the Developer shall carry at its expense such excess or additional general public liability, property damage, and other insurance, if any, as the Developer deems appropriate.

(b)	Operator shall require all of its subcontractors to carry all required
Workmen's Compensation Insurance and to maintain such other insurance, if any, as Operator in its discretion may require.

(c)	Operator's liability to the Developer as Operator hereunder shall be limited to, and Operator shall indemnify the Developer and hold it harmless from, claims, penalties, liabilities, obligations, charges, losses, costs, damages or expenses (including but not limited to reasonable attorneys' fees) relating to, caused by or arising out of (i) the noncompliance with or violation by Operator, its employees, agents, or subcontractors of any local, state or federal law, statute, regulation, or ordinance; (ii) the negligence or misconduct of Operator, its employees, agents or subcontractors; or (iii) the breach of or failure to comply with any provisions of this Agreement.

11.	Internal Revenue Code Election; Relationship of Parties; Right to Take
Production in Kind.

(a)	With respect to this Agreement, each of the parties hereto elects, under the authority of Section 761 (a) of the Internal Revenue Code of 1986, as amended, to be excluded from the application of all of the provisions of Subchapter K of Chapter 1 of Sub Title A of the Internal Revenue Code of 1986, as amended. If the income tax laws of the state or states in which the property covered hereby is located contain, or may hereafter contain, provisions similar to those contained in the Subchapter of the Internal Revenue Code of 1986, as amended, referred to under which a similar election is permitted, each of the parties agrees that such election shall be exercised. Beginning with the first taxable year of operations hereunder, each party agrees that the deemed election provided by Section 1.761-2(b)(2)(ii) of the Regulations under the Internal Revenue Code of 1986, as amended, will apply; and no party will file an application under Section 1.761-2 (b)(3)(i) and (ii) of said Regulations to revoke such election. Each party hereby agrees to execute such documents and make such filings with the appropriate governmental authorities as may be necessary to effect such election.

(b)	It is not the intention of the parties hereto to create, nor shall this Agreement be construed as creating, a mining or other partnership or association or to render the parties liable as partners or joint venturers for any purpose. Operator shall be deemed to be an independent contractor and shall perform its obligations as set forth herein or as otherwise directed by the Developer.

(c)	Subject to the provisions of Section 8 hereof, the Developer shall have the exclusive right to sell or dispose of its proportionate share of all oil and gas produced from the wells to be drilled hereunder, exclusive of production which may be used in development and producing operations, production unavoidably lost, and production used to fulfill any free gas obligations under the terms of the applicable Lease or Leases; and Operator shall not have any right to sell or otherwise dispose of such oil and gas. The Developer shall have the exclusive right to execute all contracts relating to the sale or disposition of its proportionate share of the production from the wells drilled hereunder. Developer shall have no interest in any gas purchase agreements of Operator, except the right to receive Developer's share of the proceeds received from the sale of any gas or oil from wells developed hereunder. The Developer agrees to designate Operator or Operator's designated bank agent as the Developer's collection agent in any such contract. Upon request, Operator shall render assistance in arranging such sale or disposition and shall promptly provide the Developer with all relevant information which comes to Operator's attention regarding opportunities for sale of production. In the event Developer shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced hereunder, Operator shall have the right, subject to the revocation at will by the Developer, but not the obligation, to purchase such oil and gas or sell it to others at any time and from time to time, for the account of the Developer at the best price obtainable in the area for such production, however, Operator shall have no liability to Developer should Operator fail to market such production. Any such purchase or sale by Operator shall be subject always to the right of the Developer to exercise at any time its right to take in kind, or separately dispose of, its share of oil and gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the Industry under the particular circumstance, but in no event for a period in excess of one (1) year.

12.	Force Majeure.

(a)	If Operator is rendered unable, wholly or in part, by force majeure
(as hereinafter defined) to carry out its obligations under this Agreement, the Operator shall give to the Developer prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Operator, so far as it is affected by the force majeure, shall be suspended during but no longer than, the continuance of the force majeure. Operator shall use all reasonable diligence to remove the force majeure as quickly as possible to the extent the same is within reasonable control.
(b)	The term "force majeure" shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment or materials, plant shut-downs, curtailments by purchasers and any other causes whether of the kind specifically enumerated above or otherwise, which directly precludes Operator's performance hereunder and is not reasonably within the control of the Operator.

(c)	The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty affecting the Operator, contrary to its wishes; the method of handling all such difficulties shall be entirely within the discretion of the Operator.

13.	Term.

This Agreement shall become effective when executed by Operator and the Developer and, except as provided in sub-section (c) of Section 3, shall continue and remain in full force and effect for the productive lives of the wells being operated hereunder.

14.	Governing Law and Invalidity.

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.	Integration.

This Agreement, including the Exhibits hereto, constitutes and represents the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, and representations relating to the subject matter hereof. No change, waiver, modification, or amendment of this Agreement shall be binding or of any effect unless in writing duly signed by the party against which such change, waiver, modification, or amendment is sought to be enforced.

16.	Waiver of Default or Breach.

No waiver by any party hereto to any default of or breach by any other party under this Agreement shall operate as a waiver of any future default or breach, whether of like or different character or nature.

17.	Notices.

Unless otherwise provided herein, all notices, statements, requests, or demands which are required or contemplated by this Agreement shall be in writing and shall be hand-delivered or sent by registered or certified mail, postage prepaid, to the following addresses until changed by certified or registered letter so addressed to the other party:

(i)	If to Atlas, to:

Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108
Attention: President

(ii)	If to Developer, to:

Atlas-Energy for the Nineties-Public #4 Ltd.
c/o Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

Notices which are served by registered or certified mail upon the parties hereto in the manner provided in this Section shall be deemed sufficiently served or given for all purposes under this Agreement at the time such notice shall be mailed as provided herein in any post office or branch post office regularly maintained by the United States Postal Service or any successor to the functions thereof. All payments hereunder shall be hand-delivered or sent by United States mail, postage prepaid to the addresses set forth above until changed by certified or registered letter so addressed to the other party.

18.	Interpretation.

Whenever this Agreement makes reference to "this Agreement" or to any provision "hereof," or words to similar effect, such reference shall be construed to refer to the within instrument unless the context clearly requires otherwise. The titles of the Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof. As used in this Agreement, the plural shall include the singular and the singular shall include the plural whenever appropriate.

19.	Counterparts.

The parties hereto may execute this Agreement in any number of separate counterparts, each of which, when executed and delivered by the parties hereto, shall have the force and effect of an original; but all such counterparts shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under their respective seals as of the day and year first above written.


Attest	ATLAS RESOURCES, INC.

		By:
Secretary, /s/Bruce M. Wolf			           President, /s/J.R. O'Mara
[Corporate Seal]


	ATLAS-ENERGY FOR NINETIES-PUBLIC #4 LTD.

	By its Managing General Partner:

Attest	ATLAS RESOURCES, INC.

		By:
Secretary, /s/Bruce M. Wolf			          President, /s/J.R. O'Mara
[Corporate Seal]


=============================================================================

                               EXHIBIT A

                ATLAS_ENERGY_FOR_THE_NINETIES_--_PUBLIC_#4_LTD.

MERCER COUNTY:

Eperthener Unit #2 (Coolspring Township)
As more fully described in a certain Consolidation of Oil and Gas Leases dated November 30, 1995, and recorded December 1, 1995, in Volume 95DR15534 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said leases containing 50 acres more or less, as shown on the plat attached hereto as Exhibit "A-1", and made a part hereof. Title opinion of Geiger, Teeple, Smith, and Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to the bottom of the Medina/Whirlpool formation, subject to the landowner's royalty interest.

Kloos #2 (Coolspring Township)
Oil and Gas Lease from Glenn C. Kloos and Imogene E. Kloos, husband and wife, to Atlas Resources, Inc., dated November 28, 1990, and recorded July 4, 1991, in Volume 91DR00148; Extension of Lease Agreement dated July 11, 1995, and recorded August 2, 1995, in Volume 95DR09401, of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50 acres, more or less, as shown on the plat attached hereto as Exhibit "A-2" and made a part hereof. Title opinion of Hunter, Hunter, and Randall, 502 Bank One Building, Alliance, Ohio 44601, dated May 3, 1991. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool formation, subject to the landowner's royalty interest.

McDowell #7 ( Coolspring Township )
Oil and Gas Lease from John A. McDowell and Jerilyn R. McDowell, both divorced and not remarried, JTWROS, to Atlas Resources, Inc., dated
February 28, 1995, and recorded March 13, 1995, in Volume 95DR02648, of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50 acres, more or less, as shown on the plat attached hereto as Exhibit "A-3" and made a part hereof. Title opinion of Geiger, Teeple, Smith, and Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to those oil and gas rights from the surface to the bottom of the Medina/ Whirlpool formation, subject to the landowner's royalty interest.

McDowell #8 (Coolspring Township)
Oil and Gas Lease from John A. McDowell and Jerilyn R. McDowell, both divorced and not remarried, JTWROS, to Atlas Resources, Inc., dated
February 28, 1995, and recorded March 13, 1995, in Volume 95DR02648, of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50 acres, more or less, as shown on the plat attached hereto as Exhibit "A-4" and made a part hereof. Title opinion of Geiger, Teeple, Smith, and Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated January 12, 1996. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to those oil and gas rights from the surface to the bottom of the Medina/ Whirlpool formation, subject to the landowner's royalty interest.

Rabold #3 (Coolspring Township)
Oil and Gas Lease from Elizabeth Rabold, single, to Atlas Resources, Inc., dated January 2, 1991, and recorded September 10, 1991, in Volume 91DR11318 of the Mercer County Records; Extension of Lease Agreement dated March 9, 1995, and recorded March 28, 1995, in Volume 95DR03414, of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50 acres, more or less, as shown on the plat attached hereto as Exhibit "A-5" and made a part hereof. Title opinion of Hunter and Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated October 18, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool formation, subject to the landowner's royalty interest.

Rabold # 5 (Coolspring Township)
Oil and Gas Lease from Michael E. Rabold and Andrea L. Rabold, husband and wife, to Atlas Resources, Inc., dated March 30, 1995, and recorded April 19, 1995, in Volume 95DR04334, of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50 acres, more or less, as shown on the plat attached hereto as Exhibit "A-6" and made a part hereof. Title opinion of Hunter and Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated July 27, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% working interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool formation, subject to the landowner's royalty interest.

Rabold #6 (Coolspring Township)
Oil and Gas Lease from Michael E. Rabold and Andrea L. Rabold, husband and wife, to Atlas Resources, Inc., dated March 30, 1995, and recorded April 19, 1995 in Volume 95 DR 04334 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-7" and made a part hereof. Title opionion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated July 27, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Struthers_#5 (Coolspring Township)
Oil and Gas Lease from Richard M. Struthers and Jane E. Struthers, husband and wife, to Atlas Resources, Inc., dated April 4, 1995 and recorded April 26, 1995 in Volume 95 DR 04731 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-8" and made a part hereof. Title opinion of Hunter, Hunter, & Randall, 260 East Main Street, Alliance, Ohio 44601, dated August 9, 1991. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Thompson_#4 (Coolspring Township)
Oil and Gas Lease from Robert J. Thompson and Patricia A. Thompson, husband and wife. to Atlas Resources, Inc., dated January 2, 1991 and recorded January 14, 1992 in Volume 92 DR 00499 of the Mercer County Records. Extension of Lease agreement dated March 16, 1995 and recorded April 5, 1995 in Volume 95 DR 03787 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-9" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 22, 1995.The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool formation, subject to the landowners' royalty interest.

Vogan_#2 (Findley Township)
Oil and Gas Lease from Katherine A. Vogan, widow; not remarried, to Atlas Resources, Inc., dated July 11, 1995 and recorded August 2, 1995 in Volume 95 DR 09399 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-10" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated October 24, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Baun_#2 (Jackson Township)
Oil and Gas Lease from Ward O. Baun and Effie M. Baun, husband and wife, to Atlas Resources, Inc., dated September 26, 1991 and recorded October 28, 1991 in Volume 91 DR 13426; Extension of Lease Agreement dated April 14, 1994 and recorded May 17, 1994 in Volume 94 DR 07364 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-11" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio, dated January 10, 1996. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Buckley_#1 (Jackson Township)
Oil and Gas Lease from Paul W. Buckley and Jane P. Buckley, husband and wife, to Atlas Resources, Inc., dated March 8, 1994 and recorded March 29, 1994 in Volume 94 DR 04472 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-12" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated October 30, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Goebel_Unit_#1 (Jackson Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 30, 1995 and recorded December 1, 1995 in Volume 95 DR 15533 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-13" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated November 8, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Hamilton_#3 (Jackson Township)
Oil and Gas Lease from James W. Hamilton, Jr., and Walter A. Scott, Trustees of Wimer Farms, to Atlas Resources, Inc., dated May 9, 1991 and recorded May 28, 1991; Extension of Lease Agreement dated May 12, 1994 and recorded June 20, 1994 in Volume 94 DR 09417 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-14" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated July 3, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Irwin_Unit_#1 (Jackson Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 30, 1995 and recorded December 1, 1995 in Volume 95 DR 15530 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-15" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated November 14, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Irwin_#2 (Jackson Township)
Oil and Gas Lease from Mark William Irwin and Charles Michael Irwin and William D. Irwin, Trustee for Jon Robert Irwin to Atlas Resources, Inc., dated July 31, 1991 and recorded August 19, 1991 in Volume 91 DR 10397; Extension of Lease Agreement dated April 19, 1994 and recorded July 12, 1994 in Volume 94 DR 10705 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said lease containing
50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-16" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated November 14, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.










Kalasky_Unit_#1 (Jackson Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 21, 1995 and recorded November 21, 1995 in Volume 95 DR 15141 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-17" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated October 30, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Philson_#3 (Jackson Township)
Oil and Gas Lease fom Robert E. Philson and Mary Jo Philson, husband and wife, to Atlas Resources, Inc., dated January 8, 1991 and recorded January 29, 1991 in Volume 91 DR 01030 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing
50.00 acres, more or less as shown on the plat attached hereto as Exhibit "A-18" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated July 10, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Polick_Unit_#2 (Jackson Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 21, 1995 and recorded November 21, 1995 in Volume 95 DR 15140 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-19" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated July 11, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Polick_#3 (Jackson Township)
Oil and Gas Lease from Hazel M. Polick, widow, to Atlas Resources, Inc., dated March 25, 1995 and recorded April 27, 1995 in Volume 95 DR 04768 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-20" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated October 18, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.


Smith_Unit_#5 (Jackson Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 20, 1995 and recorded November 21, 1995 in Volume 95 DR 15142 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 34.862 acres, more or less, as shown on the plat attached hereto as Exhibit "A-21" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated November 8, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Snyder_#8 (Jackson Township)
Oil and Gas Lease from Richard L. Snyder and Letha O. Snyder, husband and wife, to Atlas Resources, Inc., dated February 1, 1991 and recorded February 12, 1991 in Volume 91 DR 01566; Extension of Lease Agreement dated October 8, 1993 and recorded November 1, 1993 in Volume 93 DR 15108 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-22" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated October 18, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Shearer_#1 (Mill Creek Township)
Oil and Gas Lease from Troy G. Shearer, a married man to Cabot Oil and Gas Corporation, dated April 29, 1994 and recorded May 19, 1994 in Volume 94 DR 07564 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-23" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated January 26, 1996. The Developer's interest in the leasehold estate constituting this well location is an undivided 35% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.












DeMaria_Unit_#1 (Pine Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 30, 1995 and recorded December 1, 1995 in Volume 95 DR 15532 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 42.860 acres, more or less, as shown on the plat attached hereto as Exhibit "A-24" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Grande_#1 (Pine Township)
Oil and Gas Lease from Margaret J. Grande, divorced, not remarried, to Atlas Resources, Inc., dated November 14, 1994 and recorded December 9, 1994 in Volume 94 DR 18324 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-25" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated July 27, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

McNeish_Unit_#1 (Pine Township)
as more fully described in a certain Consolidation of Oil and Gas Leases dated November 30, 1995 and recorded December 1, 1995 in Volume 95 DR 15531 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, ALL that portion of said Leases containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-26" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Pirc_#1 (Pine Township)
Oil and Gas Lease from Robert A. Pirc and Margaret A. Pirc, husband and wife, to Atlas Resources, Inc., dated May 6, 1993 and recorded May 20, 1993 in Volume 93 DR 06602 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-27" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Robinson_#1 (Pine Township)
Oil and Gas Lease from Charles L. Robinson and Wanetta H. Robinson, husband and wife, to Atlas Resources, Inc., dated February 24, 1993 and recorded March 22, 1993 in Volume 93 DR 03529 of the Mercer County Records, ASSIGNING, HEREIN HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-28" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated November 15, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool formation, subject to the landowners' royalty interest.

T.D._Associates_#1 (Pine Township)
Oil and Gas Lease from David G. Kasmoch and Edna Mae Kasmoch, partners of TD Associates, a partnership, to Atlas Resources, Inc., dated June 13, 1995 and recorded June 19, 1995 in Volume 95 DR 07261 of the Mercer County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-29" and made a part hereof. Title opinion of Hunter & Hunter, 260 East Main Street, Suite 200, Alliance, Ohio 44601, dated July 17, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.

Ivancic_#1 (Springfield Township)
Oil and Gas Lease from John Ivancic, Jr., and Sherry T. Ivancic, husband and wife, to Cabot Oil and Gas Corporation dated November 19, 1987 and recorded January 5, 1988 in Volume 88 DR 00063 of the Mercer County Records; and, recorded February 8, 1988 in Volume 833 Page 30 of the Lawrence County Records; and by Assignment of Oil and Gas Leases dated December 6, 1991 and recorded December 17, 1991 in Volume 91 DR 15615 of the Mercer County Records; and, recorded on March 3, 1992, in Volume 1013, Page 458 of the Lawrence County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-30" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated October 22, 1992, Extension of Title Report dated August 21, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowners' royalty interest.


VENANGO_COUNTY:

Clinton_Irwin_Rod_and_Gun_Club_#1 (Irwin Township)
Oil and Gas Lease from Clinton - Irwin Rod and Gun Club, Inc., a Pennsylvania not for profit organization, to Atlas Resources, Inc., dated November 15, 1993 and recorded December 6, 1993 in BK 0963 PG 0587 of the Venango County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-31" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated October 20, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowner's royalty interest.

Jones_#1 (Irwin Township)
Oil and Gas Lease from Mary Frances Jones, single to Atlas Resources, Inc., dated January 3, 1995 and recorded February 13, 1995 in BK 0026 PG 0470 of the Venango County Records, ASSIGNING, HEREIN, HOWEVER, only that portion of said Lease containing 50.00 acres, more or less, as shown on the plat attached hereto as Exhibit "A-32" and made a part hereof. Title opinion of Geiger, Teeple, Smith & Hahn, 260 East Main Street, P.O. Box 2446, Alliance, Ohio 44601, dated October 20, 1995. The Developer's interest in the leasehold estate constituting this well location is an undivided 100% Working Interest to those oil and gas rights from the surface to the bottom of the Medina/Whirlpool Formation, subject to the landowner's royalty interest.


============================================================================

                              EXHIBITS A-1, A-32

Exhibits A-1, A-32 are suvey plats showing the properties as described above.

============================================================================

Exhibts B1-B32 are copies of assignments of the properties as listed above, from Atlas Resources to the Partnership as filed in the counties of Mercer and Venango, Pennsylvania.